Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

News Release

For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS RECORD QUARTERLY REVENUES AND INCREASED PROFITS

Southborough, Mass. July 25, 2006..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported net income of $369,000, or $.12 per share, for the third fiscal quarter ended July 1, 2006. Net income increased by $153,000, or 71% from $216,000 in the comparable period last year. Basic and fully diluted net income was $.12 per share, an increase of $.05 per share compared with the third quarter of last year. Sales in the third quarter were 10% ahead at $9,313,000, the highest quarterly revenues recorded by the Company. Volumes shipped were 10% ahead of the prior year period, and foreign currency fluctuations had a small positive impact on reported revenues.

Operating income for the third quarter was $584,000, an increase of $203,000, or 53%, compared to the third quarter of last year. Gross profit increased by $392,000 compared to last year and was 38.1% of sales compared to 37.4% in the third quarter of last year. The increase in gross profit was mainly due to increased volumes and, to a lesser extent, due to the positive impact of foreign currency fluctuations. Operating expense for the third quarter was $189,000 higher than the same period last year.

For the nine month period, net income was 113% higher at $871,000, or $.28 per diluted share, compared to $408,000, or $.13 per diluted share last year. Revenues in the first nine months of fiscal 2006 were $25,696,000, an increase of $1,607,000, or 7%, compared to last year. Foreign currency fluctuations resulted in a $780,000 decrease in reported sales. Volumes were 10% ahead of the prior year. Gross profit increased by $788,000 due to increased volumes, partially offset by the adverse impact of foreign currency fluctuations. Operating expenses were $84,000 higher than last year, with higher spend on sales and engineering partially offset by the impact of foreign currency fluctuations. Operating income for the nine month period was $1,390,000, an increase of $704,000, or 103%, compared to $686,000, in the first nine months of the prior year. Foreign currency fluctuations increased year-to-date reported operating income by $85,000 compared to the same period last year.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.



Third Quarter 2006 Financial Highlights (unaudited)
(in thousands except per share data)
                                       Three months ended    Nine months ended
                                       ------------------    -----------------
                                         July 1  July 2       July 1    July 2
                                           2006    2005         2006      2005
                                       ==================    =================
Net sales                                $9,313  $8,453      $25,696   $24,089
                                       ==================    =================
Operating income                            584     381        1,390       686
Income before income taxes                  564     333        1,335       628
Net income                               $  369  $  216      $   871   $   408
                                       ==================    =================
Basic income per share                   $  .12  $  .07      $   .28   $   .13
                                       ==================    =================
Diluted income per share                 $  .12  $  .07      $   .28   $   .13
                                       ==================    =================
Cash dividend per share                  $  .03  $  .03      $   .09   $   .09
                                       ==================    =================
Average shares outstanding                3,144   3,125        3,134     3,125
                                       ==================    =================

Summarized Balance Sheet Data	(in thousands of dollars)

                                            July 1, 2006         September 30,
                                              (unaudited)                2005
                                                                (derived from
                                                                   audited
                                                                  statements)
                                          ===============     ===============
Cash, and cash equivalents                     $    330           $    1,130
Receivables                                       6,819                6,193
Inventories                                       5,523                3,737
Prepaid expenses and other current assets         1,195                  915
                                          ---------------      --------------
     Total current assets                        13,867               11,975
Long-term assets                                  4,613                4,471
                                          ---------------      --------------
Total assets                                   $ 18,480           $   16,446
                                          ===============     ===============

Due to banks                                   $    426           $       -
Other current liabilities                         6,287                5,824
Deferred taxes                                       35                   33
Stockholder equity                               11,732               10,589
                                          ---------------      --------------
Total liabilities and stockholder equity       $ 18,480           $   16,446
                                          ===============     ===============

To our shareholders:

If you would like to receive a copy of the Company's Form 10-Q, which will be available as soon as filed, in mid August, please send your request to:

Investor Relations
Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772

e-mail investor.relations@sevcon.com
www.techopssevcon.com